UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 24, 2006

(Date of earliest event reported)

KIMBERLY-CLARK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-225	39-0394230

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

P.O. Box 619100, Dallas, Texas	75261-9100
(Address of principal executive offices)	(Zip Code)

(972) 281-1200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 24, 2006, Kimberly-Clark Corporation (the “Company”) entered into an Agreement with W. Dudley Lehman (the “Agreement”).

Under the Agreement, Mr. Lehman will continue to serve as a Group President of the Company until August 31, 2006 and will remain available to consult with the Company for two years following his retirement (the “Consulting Period”). Mr. Lehman will be paid a total fee of $400,000 over the Consulting Period. In addition, the Company will accelerate the vesting of 5,000 shares of restricted stock which are scheduled to vest in November 2006.

Upon his retirement, Mr. Lehman will be eligible for severance benefits under the Company’s Global Business Plan Severance Pay Plan, previously filed as Exhibit (10)p to the Current Report on Form 8-K dated November 4, 2005 (the “Plan”). In accordance with the terms of the Plan, Mr. Lehman has indicated that he intends to elect to receive an unreduced pension benefit plus $10,000 in lieu of the other severance benefits provided in that Plan.

In addition, Mr. Lehman will be eligible for a prorated portion of any year 2006 award he would otherwise be provided under the terms of the Company’s Management Achievement Award Program, as amended and restated, previously filed as Exhibit (10)a of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

During the Consulting Period, Mr. Lehman is prohibited from competing against the Company or soliciting its employees to work for a competitor. Mr. Lehman has also agreed that he will not disclose the Company’s confidential information or disparage the Company. In addition, the Agreement provides for Mr. Lehman’s release of the Company from legal claims.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit (10)r	Retirement Agreement between Kimberly-Clark Corporation and W. Dudley Lehman

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION

Date: August 25, 2006	By: /s/ Mark A. Buthman
Mark A. Buthman
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

(10)r.	Retirement Agreement between Kimberly-Clark Corporation and W. Dudley Lehman